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                                                                    EXHIBIT 8(b)

                   AMENDMENT TO FUND PARTICIPATION AGREEMENT
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     This amendment (this "Amendment"), dated as of March _____, 1997, to a Fund
Participation Agreement effective July 12, 1989 (the "Original Agreement"), is executed by and among LINCOLN NATIONAL LIFE INSURANCE COMPANY ("Lincoln National"), a life insurance company organized under the laws of the State of Indiana, on behalf of itself and SEPARATE ACCOUNT H OF THE LINCOLN NATIONAL LIFE INSURANCE COMPANY (the "Account"), a separate account established by Lincoln National pursuant to the Indiana Insurance Code, and AMERICAN VARIABLE INSURANCE SERIES (the "Series"), an open-end management investment company organized under the laws of the Commonwealth of Massachusetts (collectively, the "Parties").

                                  WITNESSETH:

     WHEREAS, the Series, as originally established, authorized the issuance of a single class of shares corresponding to each Fund of the Series; and

     WHEREAS, the Series has reclassified its shares for each Fund into two classes, Class 1 and Class 2 shares, and has redesignated all outstanding shares as Class 1 shares; and

     WHEREAS, the Series intends that Class 2 shares shall differ from Class 2 shares in that, among other things, Class 2 shares shall be subject to expenses charged against Fund assets attributable to Class 2 shares under a distribution plan adopted in accordance with Rule 12b-1 under the Investment Company Act of 1940; and

     WHEREAS, Lincoln National desires to continue purchasing Class 1 shares for the Contracts described in the Original Agreement, and desires to commence purchasing Class 2 shares for another class of variable annuity contracts for which a registration statement has been filed with the Securities and Exchange Commission (the "Commission") and which will be marketed under the name "American Legacy III Contracts"; and

     WHEREAS, the Parties desire to extend the terms and conditions of the Original Agreement to cover the Class 2 shares of the Funds of the Series;

NOW THEREFORE, in consideration of the foregoing, and of the mutual covenants and conditions contained herein and in the Original Agreement, and of other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Lincoln National, the Account and the Series hereby agree as follows:

     1. Class 1 Shares. Class 1 shares of each Fund shall continue to remain available for purchase by the subaccounts of the Account on the same basis and subject to the same terms and conditions as set forth in the Original Agreement.

     2. Class 2 Shares. Class 2 shares of each Fund shall be made available to

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subaccounts of the Account on the same basis and subject to the same terms and conditions as set forth in the Original Agreement, except as otherwise provided in Section 5 of this Amendment.

     3. Defined Terms. Unless the context otherwise requires and except as provided otherwise in Section 5 of this Amendment, all references in the Original Agreement, as amended hereby, to the "Contracts" shall include the American Legacy III Contracts; all references therein to "Shares" shall include Class 1 and Class 2 shares of the Funds of the Series; and all references therein to "Subaccounts" shall include subaccounts of the Account established to invest in Class 2 shares of the Funds of the Series.

     4. Orders. All redemption and purchase orders for shares shall specify the applicable class of shares.

     5. Special Terms and Conditions for the Class 2 Shares of the Funds of the American Variable Insurance Series. The following terms and conditions shall apply with respect to the Class 2 Shares of the Funds of the Series.

     a. Effective Date. The rights and obligations, representations and warranties, and other undertakings of the Parties under the Original Agreement shall not take effect with respect to the Class 2 shares of the Funds until the post-effective amendment to the Series' registration statement relating to the establishment of the Class 2 shares has either been declared effective by the Commission or becomes effective automatically and the registration statement for the American Legacy III Contracts has been declared effective by the Commission.

     b. 12b-1 Plan. The Series shall take all necessary and appropriate actions to ensure that the plan of distribution adopted by the Class 2 shares of the Funds pursuant to rule 12b-1 under the Investment Company Act of 1940 is administered and operated in accordance with all applicable rules and regulations promulgated by the Commission which are either currently in effect or which may be adopted from time to time.

     6. Counterparts. This Amendment may be executed in two or more counterparts, each of which, when so executed, shall be deemed to be an original, but such counterparts taken together shall constitute but one and the same instrument.
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     IN WITNESS WHEREOF, the undersigned parties have caused this Amendment to be duly executed and attested as follows:


                              The Lincoln National Life Insurance Company on behalf of itself and Separate Account H of the Lincoln National Life Insurance Company

Attest:                       By:




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Attest:                       American Variable Insurance Series

                              By:


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